UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                       Service Merchandise Company, Inc.
                                (Name of Issuer)


                          Common Stock, $.50 Par Value
                         (Title of Class of Securities)



                                   817587108
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the pur-pose of Section 18 of the Securities Exchange Act of 1934 ( Act ) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 1 of 9 pages

CUSIP No. 817587108                             Page 2 of 9 pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Clover Capital Management, Inc.
            16-1263400
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         New York State
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                           0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                           0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                           0

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IA
------------------------------------------------------------------
                        Page 2 of 9 pages

CUSIP No. 817587108                             Page 3 of 9 pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael Edward Jones
            ###-##-####
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                           0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                           0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                           0

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------
                     Page 3 of 9 pages

CUSIP No. 817587108                             Page 4 of 9 pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Geoffrey Harold Rosenberger
            ###-##-####
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                           0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                           0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                           0

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------
                       Page 4 of 9 pages

CUSIP No. 817587108                             Page 5 of 9 pages
------------------------------------------------------------------
(1)       NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Charles William Ruff
            ###-##-####
------------------------------------------------------------------
(2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
          Instructions)
                                             (a)  / /
                                             (b)  /x/
------------------------------------------------------------------
(3)   SEC USE ONLY

------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
------------------------------------------------------------------
                          (5)      SOLE VOTING POWER
                                           0
                          ----------------------------------------
NUMBER OF SHARES          (6)      SHARED VOTING POWER
BENEFICIALLY OWNED BY                      0
EACH REPORTING PERSON     ----------------------------------------
WITH                      (7)      SOLE DISPOSITIVE POWER
                                           0
                          ----------------------------------------
                          (8)      SHARED DISPOSITIVE POWER
                                           0

------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (See Instructions)                                 / /

------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------
                       Page 5 of 9 pages

Item 1(a).     Name of Issuer
               Service Merchandise Company, Inc.

Item 1(b).     Address of Issuer s Principal Executive Offices
               7100 Service Merchandise Drive
               Brentwood, TN  37027

Item 2.
     The following information is given for the corporation and persons listed below (collectively, the "Reporting Persons")

     1(a).     Name of Person Filing
               Clover Capital Management, Inc. ("Clover")

     1(b).     Address of principal business office:
               11 Tobey Village Office Park
               Pittsford, NY  14534

     1(c).     Citizenship
               Incorporated in the State of New York

     2(a).     Name of Person Filing
               Michael E. Jones

     2(b).     Address of principal business office:
               11 Tobey Village Office Park
               Pittsford, NY  14534

     2(c).     Citizenship
               United States of America

     3(a).     Name of Person Filing
               Geoffrey H. Rosenberger

     3(b).     Address of principal business office:
               11 Tobey Village Office Park
               Pittsford, NY  14534

     3(c).     Citizenship
               United States of America

     4(a).     Name of Person Filing
               Charles W. Ruff

     4(b).     Address of principal business office:
               11 Tobey Village Office Park
               Pittsford, NY  14534

     4(c).     Citizenship
               United States of America

     4(d).     Title of Class of Securities
               Common Stock, $.50 Par Value

     4(e).     CUSIP Number
               817587108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  / /  Broker of Dealer registered under Section 15 of the Act

     (b)  / /  Bank as defined in section 3(a)(6) of the Act

     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act

     (d) / / Investment Company registered under section 8 of the Investment Company Act

     (e) /x/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec. 240.13d_1(b)(1)(ii)(F)

     (g) / / Parent Holding Company, in accordance with sec. 240.13d-1(b)(ii)(G)

     (h)  / /  Group, in accordance with sec. 240.13d-1(b)(1)(ii)(H)

                         Page 6 of 9 pages

Item 4.   Ownership
          Amount Beneficially Owned
          as of December 31, 1996:           See item 9 on pages 2, 3, 4
                                             and 5

     (b)  Percent of Class:                  See item 11 on pages  2, 3, 4
                                             and 5

     (c)  Number of shares as to which person has:

          (i)  sole power to vote or to
               direct the vote:              See item 5 on pages 2, 3, 4
                                             and 5

          (ii) shared power to vote or to
               direct the vote:              See item 6 on pages  2, 3, 4
                                             and 5

          (iii) sole power to dispose or to
                direct the disposition of:   See item 7 on pages 2, 3, 4
                                             and 5

          (iv) shared power to dispose or to
               direct the disposition of:    See item 8 on pages  2, 3, 4
                                             and 5

Item 5.   Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/.

Item 6.   Ownership of more than Five Percent on Behalf of Another Person

          Name                       No. of Shares     Percentage
          Clover                                0         0
          Michael E. Jones                      0         0
          Geoffrey H. Rosenberger               0         0
          Charles W. Ruff                       0         0

          As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger and Ruff share the dispositive powers with Clover.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not applicable

Item 8.   Identification and Classification of Members of the Group
          Not applicable

Item 9.   Notice of Dissolution of Group
          Not applicable

Item 10.  Certification
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                          Page 7 of 9 pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   CLOVER CAPITAL MANAGEMENT, INC.



Date:  February 14, 1997           By:s/ Michael E. Jones
                                      Michael E. Jones
                                      Managing Director






Date:  February 14, 1997           s/  Michael E. Jones
                                   Michael E. Jones



Date:  February 14, 1997           s/  Geoffrey H. Rosenberger
                                   Geoffrey H. Rosenberger



Date:  February 14, 1997           s/  Charles W. Ruff
                                   Charles W. Ruff





                           Page 8 of 9 pages